QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.24

ARTICLES OF INCORPORATION

OF

EASTERN REHAB SERVICES, INC.

        FIRST: The undersigned, MAYER E. GUTTMAN, whose post office address is 9th Floor, 2 Hopkins Plaza, Baltimore, Maryland 21201, being at least eighteen (18) years of age, under and by virtue of the General Laws of the State of Maryland, does hereby form a corporation by the execution and filing of these articles.

        SECOND: That the name of the Corporation (which is hereinafter called the "Corporation") is:

EASTERN REHAB SERVICES, INC.

        THIRD: The nature of the business and the objects and purposes to be transacted, promoted or carried on by the Corporation are as follows:

          (a)   To engage in the sale, rental and repair of equipment for disabled persons.

          (b)   To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Maryland.

        FOURTH: The post office address of the principal office of the Corporation in this State is 3200 E. Baltimore Street, Baltimore, Maryland 21224. The resident agent of the Corporation is Julius W. Lichter, whose post office address is 305 W. Chesapeake Avenue, Towson, Maryland 21204. Said resident agent is a citizen of the State of Maryland and actually resides therein.

        FIFTH: The total number of shares of stock which the Corporation has authority to issue is 5,000 shares without par value, all of which shares are of one class and are designated common stock.

        SIXTH: The number of directors of the Corporation shall be four (4), which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than three (3), provided that:

          (a)   If there is no stock outstanding, the number of directors may be less than three (3) but not less than one (1); and

          (b)   If there is stock outstanding and so long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders.

        The names of the directors who shall act until the first annual meeting or until their successors are duly elected and have qualified are: Frank J. Tamberino, Nancy J. DeAngelis, James W. Steele, Jr. and Luigi LoPresti, Jr.

        SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

          (a)   The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock, with or without par value, of any class, and securities convertible into shares of its stock, with or without par value, of any class, for such considerations as said Board of Directors may deem advisable, irrespective of the value or amount of such considerations, but subject to such limitations and restrictions, if any, as may be set forth in the By-Laws of the Corporation.

          (b)   The Board of Directors shall have power, from time to time, to fix and determine and to vary the amount of working capital of the Corporation; to determine whether any, and, if any, what part, of the surplus of the Corporation or of the net profits arising from its business shall be declared in dividends and paid to the stockholders, subject, however, to the provisions of the charter, and to direct and determine the use and disposition of any of such surplus or net profits.

  The Board of Directors may in its discretion use and apply any of such surplus or net profits in purchasing or acquiring any of the shares of stock of the Corporation, or any of its bonds or other evidences of indebtedness, to such extent, in such manner and upon such lawful terms as the Board of Directors shall deem expedient.

          (c)   The Corporation reserves the right to make from time to time any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms of any class of its stock by classification, reclassification or otherwise.

          (d)   No holder of stock of the Corporation, of whatever class, shall have any preferential right of subscription to any shares of any class or to any securities convertible into shares of stock of the Corporation, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may determine, and at such price as the Board of Directors in its discretion may fix; and any shares or convertible securities which the Board of Directors may determine to offer for subscription to the holders of stock may, as said Board of Directors shall determine, be offered to holders of any class or classes of stock at the time existing to the exclusion of holders of any or all other classes at the time existing.

          (e)   Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a designated proportion of the shares of stock of the Corporation, or to be otherwise taken or authorized by vote of the stockholders, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the a total number of votes entitled to be cast thereon, except as otherwise provided in this charter.

          (f)    The Board of Directors shall have power, subject to any limitations or restrictions herein set forth or imposed by law, to classify or reclassify any unissued shares of stock, whether now or hereafter authorized, by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

          (g)   The Board of Directors shall have power to declare and authorize the payment of stock dividends, whether or not payable in stock of one class to holders of stock of another class or classes; and shall have authority to exercise, without a vote of stockholders, all powers of the Corporation, whether conferred by law or by these articles, to purchase, lease or otherwise acquire the business, assets or franchise, in whole or in part, of other corporations or unincorporated business entities.

        IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledged the same to be my act on this day of October, 1992.

WITNESS:

/s/ [ILLEGIBLE]	/s/ MAYER E. GUTTMAN (SEAL) MAYER E. GUTTMAN

QuickLinks

ARTICLES OF INCORPORATION OF EASTERN REHAB SERVICES, INC.